SHAREHOLDER SERVICES AGREEMENT

This Shareholder Services Agreement (the “Agreement”) is made as of August 29, 2019 by Northern Lights Distributors, LLC, a Nebraska limited liability company (“Company”) having an address at 17645 Wright Street, Suite 200, Omaha, Nebraska 68130, MSCS Financial Services Division of Broadridge Business Process Outsourcing, LLC (f/k/a MSCS Financial Services, LLC), a Delaware limited liability company, having an address at 717 17th Street, S1300, Denver, Colorado 80202 (“Service Provider”), the Tributary Funds, Inc., an open-end management investment company registered under the Investment Company Act of 1940, as amended, having an address at 1620 Dodge Street, Stop 1089; Omaha, NE 68197 (the “Funds”) and Tributary Capital Management, LLC, a Colorado limited liability company (“Adviser”) having an address at 1620 Dodge Street, Stop 1089, Omaha, NE 68197, (collectively, the “Parties”).

WHEREAS, the Company serves as distributor to the Funds, which currently offers for public sale shares of common stock in the separate series (each a “Fund”) listed on Schedule A annexed hereto, as may be amended from time to time;

WHEREAS, Adviser serves as the investment adviser for the Funds;

WHEREAS, the Service Provider, directly or through its affiliates, subsidiary or designee (collectively, the “Service Provider”) provides shareholder support services (the “Services”), that may include, but are not limited to, some or all of the Services contained in Schedule B annexed hereto for the underlying clients and/or defined contribution plan participants (the “Clients”) of Service Provider’s Institutional Customers which may include, banks, third party administrators, broker-dealers and registered investment advisers (the “Customers”); and

WHEREAS, Company desires to engage Service Provider to provide the Services to the Clients of the Customers, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

1.        Incorporation of the Rules of the NSCC. The Rules & Procedures Manual of the NSCC, including the rules and procedures applicable to the utilization of the Defined Contribution Clearing and Settlement System, as amended from time to time (the “Procedures”), are hereby made a part of this Agreement as if fully set forth herein and shall be a part of each transaction cleared by Service Provider on behalf of or at the request of the Company. Sections 4 and 5 shall apply as the operational procedures for this Agreement in the event that the NSCC is unavailable for whatever reason.

2.         Term. The term of this Agreement shall commence on the date hereof and shall continue until the earliest to occur of the following (the “Termination Date”):

(a)	This Agreement is terminated by mutual written consent of the parties hereto;
(b)	This Agreement is terminated upon the occurrence of the following: (i) the occurrence of a material breach by the Company of any of its representations, warranties, covenants or agreements hereunder, and (ii) the failure to cure such breach by Company for sixty (60) days following receipt of notice to Company of such breach;
(c)	This Agreement is terminated upon the occurrence of the following: (i) the occurrence of a material breach by Service Provider of any of its representations, warranties, covenants or agreements hereunder, and (ii) the failure to cure such breach by Service Provider for sixty (60) days following receipt of notice to Service Provider of such breach; or
(d)	The first anniversary of the date of this Agreement; provided that, this Agreement shall be automatically renewed for successive one (1) year terms unless (i) a Party not less than thirty (30) days prior to the expiration date of the initial term or any renewal term notifies the other Parties in writing that the Agreement will not be renewed or (ii) the Agreement is otherwise terminated pursuant to (a), (b) or (c) above.

The termination of this Agreement shall not relieve a Party of any obligation hereunder that accrued prior to such termination.

3.         Services Provided by the Service Provider. Service Provider agrees to provide various types of Services with respect to a Fund’s Shares. Such Services may include those items that are enumerated in Schedule B attached hereto. Company hereby appoints Service Provider as its agent for the sole and limited purpose of accepting purchase, exchange or redemption orders for mutual fund shares (the “Shares”) purchased, exchanged or redeemed on the order or instruction of the Customer on behalf of its Client (“Instructions”). Service Provider hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, Service Provider shall not be acting as agent for Company in any manner whatsoever, except in accepting such Instructions. Service Provider shall solely accept Instructions from the Customer, and Company shall only accept Instructions from Service Provider.

4.         Information Provided by the Company.

(a) The Company or its designee agrees to provide to the Service Provider via the NSCC Price & Rate File on each business day that the New York Stock Exchange (“NYSE”) is open for business (the “Business Day”) with (i) net asset value information as determined at or about the close of trading (currently 4:00 P.M. Eastern Time (“ET”) on the NYSE or at such other time at which the Fund’s net asset value is calculated as specified in each Fund’s current prospectus (the “Close of Trading”); (ii) dividend and capital gains distribution information as it becomes available; (iii) in the case of income Funds, the daily accrual for interest rate factor (mil rate); and (iv) any other information that the Service Provider needs to perform the Services listed in Schedule B. The Company or its designee will provide net asset value information, and income accrual, dividend payment and capital gains information to the Service Provider by 9:00 P.M. ET on each Business Day.

(b) The Company or its designee will provide the Service Provider with (i) a confirmation with respect to each instruction as defined below, to the Service Provider under Section 5 herein no later than the start of trading of the NYSE on the Business Day following the date on which the instruction is deemed to be received by the Company; (ii) share positions for each Fund on each Business Day; (iii) quarterly statements detailing activity in each Account within fifteen Business Days after the end of each quarter; and (iv) such other reports as may be reasonably requested by the Service Provider.

5.         Instructions and Settlement.

(a) The Service Provider shall transmit to the Company Instructions for all accounts opened on behalf of Customers’ Client (collectively, “Accounts”) by 6:00 A.M. ET on the Business Day following Service Provider’s receipt of such Instructions.

(b) The Service Provider will facilitate the processing of purchase, exchange and redemption of Fund shares (the “Trades”) by performing the Services. Trades shall be made at the NAV determined as of the Close of Trading on the Business Day that Service Provider receives an Instruction from Customer; provided that (i) Customer receives Instructions from Client prior to the Close of Trading on that Business Day; and (ii) the Company receives the Instructions from the Service Provider by 6:00 A.M. ET on the following Business Day. Instructions received by the Customer from the Client after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. The Service Provider shall maintain internal controls reasonably designed to prevent Instructions received from Customers on behalf of retirement plans or retirement plan participants after the Close of Trading from being aggregated with Instructions properly received before that time.

(c) Service Provider shall wire payment for net purchases of Shares attributable to all Instructions accepted for the Accounts on a given Business Day no later than 3:00 P.M. ET on the next Business Day to a custodial account designated by the Company. The Company will wire payment for net redemptions of Shares attributable to all Instructions accepted for the Accounts on a given Business Day on the next Business Day no later than 3:00 P.M. ET to an account designed by the Service Provider.

6.         Compensation to Service Provider.

(a)       The Company, Funds and/or Adviser will pay fees as listed in Schedule C to the Service Provider in consideration for the services provided pursuant to this Agreement. The Parties agree that Company shall only be responsible for payment to the extent Company receives such fees from the distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act (“12b-1 Fees”). Except as set forth in the preceding sentence, the Funds or Adviser shall be responsible for all other fees set forth on Schedule C or as otherwise called for by this Agreement. Under no circumstances shall Company be liable to Service Provider for fees, except to the extent of 12b-1 Fees received by the Funds. Fees will be calculated based on the average daily net asset value of the Funds held by Service Provider on behalf of its customers.

(b)       Within thirty (30) days of the close of the quarter, Service Provider shall provide Adviser with a statement showing the aggregate value of Service Provider assets for the preceding quarter and Adviser shall make payment to the Service Provider of the shareholder services fee compensation due the Service Provider in accordance with Schedule C of this Agreement. Adviser must notify Service Provider of any issues or concerns it may have involving an invoice within one hundred and eighty (180) days of receipt of such invoice. In the event Adviser fails to provide such notification, it then agrees to waive any claims related thereto and the Service Provider shall be forever released from any and all liability with respect to the invoice.

7.         Representations, Warranties and Covenants.

(a)       Each of the Parties represents and warrants to the other as follows:

(1) Such Party is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to transact business in each other jurisdiction where it is required to be so qualified;

(2) This Agreement has been duly authorized and executed by such Party, and represents the legal, valid and binding obligations of such Party, enforceable against such party in accordance with its respective terms;

(3) The execution, delivery and performance by such Party of the Agreement does not violate, conflict with or constitute a breach of any provision of any Federal, state or local law applicable to such Party, the organizational documents of such Party or any material agreement, contract, consent decree, order or other instrument to which such Party is a Party or by which such Party is bound;

(4) Other than a consent previously obtained, no consent or other action of any third party is necessary for such Party to execute, deliver or perform under the Agreement;

(5) The Parties are not affiliated with each other in any way. Neither will represent or imply in any way that either Party has any relationship with the other Party except as described in this Agreement. Neither Party will use the other’s name in advertising or marketing material, or otherwise, without the other’s prior written consent, except that each party may use the name of the other as may be necessary in their respective regulatory filings; and

(6) At all times, the Parties shall comply with all federal and state laws and regulations, including, but not limited to, the Investment Company Act of 1940, the Securities Act of 1933, the Securities and Exchange Act of 1934 and the Employee Retirement Income Security Act (all as amended).

(b)       The Company represents, warrants, and covenants that;

(1) The Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to transact business in each other jurisdiction where it is required to be so qualified;

(2) The Funds are series of investment companies registered under the ‘40 Act and Shares sold by the Funds are, and will be, registered under the ‘33 Act;

(3) Shares of the Funds are or will be properly registered with the U.S. Securities and Exchange Commission and all regulatory requirements necessary to permit Shares to be sold in accordance with the terms of this Agreement have been or will be satisfied for all fifty states and the District of Columbia in which Shares are offered for sale. The Company will notify the Service Provider immediately if there is any change in the registration or qualification for sale of any Shares; and

(4) The Service Provider is not responsible for any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising, marketing material or any other document prepared by the Company or its affiliate that relates to any Fund.

(5) To the extent Company engages one or more third parties (including any of its affiliates or designees) to act as subcontractor(s) or agent(s) ("Subcontractor") to perform in its place under this Agreement, Company represents it has determined that each such Subcontractor is capable of performing the Company’s duties, and that Company will take such measures as may be necessary to ensure that such Subcontractors perform their duties in accordance with the terms of this Agreement and applicable law. All references to Company in this Agreement shall also cover Subcontractors to the extent that the Company’s duties are provided by Subcontractors.

(C)       Service Provider represents, warrants and covenants that:

(1) To the extent Service Provider engages one or more third parties (including any of its affiliates or designees) to act as Subcontractor(s) to perform the Services required by this Agreement, Service Provider represents it has determined that each such Subcontractor is capable of performing the Services, and that Service Provider will take such measures as may be necessary to ensure that such Subcontractors perform the Services in accordance with the terms of this Agreement and applicable law. All references to Service Provider in this Agreement shall also cover Subcontractors to the extent that Services are provided by Subcontractors.

8.         Indemnification.

(a) The Company does hereby agree to indemnify, defend and hold harmless the Service Provider its affiliates, subsidiary, parent company, officers, managers, representatives, and employees (collectively, the “Service Provider Parties”) from and against any claims, liabilities, costs, attorneys’ fees and legal costs, expenses, indirect or direct, losses, damages and penalties (collectively, “Costs”) incurred by any such Service Provider Party arising from or relating to (A) any breach by the Company of any representation, warranty, agreement or other obligation contained in this Agreement; (B) such Service Provider acting in accordance with any instructions given by or on behalf of the Company and/or Customer or its Client for the Funds; (C) any untrue statement or alleged untrue statement of material fact contained in the Company registration statement, prospectus of the Funds, any sales literature of the Funds or any other document prepared by the Company Parties or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (D) any error or omission by the Company and/or Customer or its Client in an Instruction that results in Costs; and (E) such Service Provider Party’s investigation, preparation or defense of any of the foregoing.

(b) The Service Provider does hereby agree to indemnify, defend and hold harmless the Company its affiliates, parent company, officers, managers, representatives, and employees (collectively, the “Company Parties”) from and against any Costs incurred by any such Company Party arising from or relating to (A) any breach by the Service Provider of any representation, warranty, agreement or other obligation contained in this Agreement; and (B) such Company Party’s investigation, preparation or defense of any of the foregoing.

(c) Adviser does hereby agree to indemnify, defend and hold harmless the Company Parties and or the Service Provider Parties from and against any Costs incurred by any such Company Party or Service Provider Party arising from or relating to (A) any breach by the Adviser of any representation, warranty, agreement or other obligation contained in this Agreement; and (B) such Company Party’s or Service Provider Party’s investigation, preparation or defense of the foregoing.

(d) A party seeking indemnity under this Section 8 shall: (i) promptly after receiving notice of a claim or litigation for which indemnity may be sought under this Section 8, give the indemnifying Party prompt written notice thereof, together with any and all documentation received related to such claim or litigation; (ii) give the indemnifying Party full control over the defense and settlement of any claim or litigation for which indemnification is sought under this Section 8; and (iii) reasonably cooperate with the indemnifying Party, at the indemnifying Party’s expense, to facilitate the defense or settlement of any such claim or litigation; provided that a failure to comply with the foregoing procedures shall relieve the indemnifying Party from its obligation to indemnify solely to the extent that such failure results in prejudice to the indemnifying Party. The Party seeking indemnification may participate in the defense or negotiations at its own expense to protect its interests. The indemnifying Party shall not enter into any settlement agreement that impairs the rights or expands the obligations of the Party seeking indemnification without the prior written consent of such Party, provided that the indemnifying Party may settle any claim or cause of action to the extent such claim seeks monetary damages if the indemnifying Party agrees to pay such monetary damages.

The provisions of this Section 8 shall survive the termination of this Agreement.

9.        Non-Exclusivity. Parties may enter into other similar Servicing Agreements with any other person or persons without the other's consent.

10.       Set Off Rights. Not Applicable.

11.      Amendment and Waiver. Any of the terms of this Agreement may be waived, amended or modified in whole or in part only by a writing signed by the Parties hereto. No failure of any Party to insist upon strict performance of any provision of this Agreement shall constitute a waiver.

12.      Entire Agreement. This Agreement, together with its accompanying schedule(s), constitutes the entire Agreement between the Parties with respect to the subject matter herein and there are no agreements, representations or warranties between the Parties other than those set forth or provided for herein.

13.      Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

14.      Liability; Acts Beyond Control. Notwithstanding anything herein to the contrary, no Party shall be liable to the other for any act or omission provided such Party acted in good faith, unless such conduct was found to constitute gross negligence or willful misconduct. A Party shall not be liable for undertaking any act on instructions from the other Party or for failing to act in the absence of such Instructions. Service Provider shall be entitled to conclusively rely on the authenticity of any notice or other communication received from the Company so long as Service Provider reasonably believes the notice or other communication to be genuine. Under no circumstances shall Service Provider be liable to the Company for any losses or unrealized gains resulting from Instructions not authorized on a timely basis. No Party shall be liable to the other for any indirect, incidental, special, consequential or punitive damages, including without limitation any damages claimed as a result of lost profits.

No Party shall not be responsible for losses caused directly or indirectly by conditions beyond its reasonable control, including but not limited to war, natural disaster, government or NSCC restrictions or changes, exchange, market or NSCC rulings, strikes, interruptions of communications or data processing services, or disruptions in orderly trading on any exchange or market. The Parties acknowledge that unforeseen circumstances may temporarily prohibit a Party from performing its services under the NSCC system.

The provisions of this Section 14 shall survive the termination of this Agreement.

15.      Arbitration. Company, and its affiliates, officers, managers, representatives and employees (collectively, the “Company Parties”) and Adviser and its affiliates, officers, managers, representatives and employees (collectively, the “Adviser Parties") hereby agree to settle by arbitration any controversy between Company, Adviser and or Service Provider or any of its affiliates, officers, managers, representatives, and employees, (collectively, the “Service Provider Parties”) which controversy arises out of this Agreement or any related agreement or the transactions contemplated hereby and thereby between Company, Adviser, and Service Provider. Such arbitration will be conducted in New York, New York, by, and according to the securities arbitration rules then in effect of, the American Arbitration Association. Arbitration may be initiated by serving or mailing a written notice.

The Parties acknowledge the following with respect to this arbitration clause:

(a)	Arbitration is final and binding on the Parties;
(b)	The Parties are waiving their right to seek remedies in court, including the right to a jury trial;
(c)	Pre-arbitration discovery is generally more limited than and different from court proceedings;
(d)	The arbitrators’ award is not required to include factual findings or legal reasoning and any Party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited; and
(e)	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

Any award the arbitrator makes will be final, and judgment on it may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys’ fees together with any costs and expenses. This arbitration agreement shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act.

This arbitration provision shall survive: (i) termination or changes in the Agreement; and (ii) the bankruptcy of any Party. If any portion of this arbitration provision is deemed invalid or unenforceable, the remaining portions shall nevertheless remain in force.

16.       Assignment. Service Provider or Company, without the consent of the other, may assign its rights and obligations under this Agreement to any subsidiary, affiliate or successor by merger or consolidation upon prompt written notice to the non-assigning party.

17.       Attorneys’ Fees. In any arbitration, or other proceeding by which one Party either seeks to enforce its rights under this Agreement (whether in contract, tort or both) or seeks a declaration of any rights under this Agreement, the prevailing Party shall be awarded reasonable attorneys’ fees, together with any costs and expenses, to resolve the dispute and enforce the final judgment.

18.       Notice. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “Notice”) required or permitted under this Agreement must be in writing and either delivered personally, by a nationally recognized overnight courier, or sent by certified or registered mail, postage prepaid, return receipt requested. A Notice must be addressed to a Party as follows:

if to Service Provider, to

MSCS Financial Services Division of Broadridge Business Process Outsourcing, LLC

717 17th Street, S1300

Denver, Colorado 80202

Attention: Legal Department

if to Company, to

Northern Lights Distributors, LLC

17645 Wright Street, Suite 200

Omaha, Nebraska 68130

Attention: Legal Counsel

if to Adviser, to

Tributary Capital Management, LLC

1620 Dodge Street, Stop 1089

Omaha, NE 68197

Attention: President

if to Funds, to

Tributary Funds, Inc.

1620 Dodge Street, Stop 1089

Omaha, NE 68197

Attn: Mutual Fund Administration

A Notice delivered personally will be deemed given only when acknowledged in writing by the party to whom it is delivered. A Notice delivered via a nationally recognized overnight courier shall be deemed given as of the next Business Day after it is sent. A Notice that is sent via mail will be deemed given three (3) Business Days after it is mailed. The address specified by a party above for notices to be sent may be changed by such party by written notice to the other party.

19.       Severability. Should any provision of this Agreement be held invalid or unenforceable by any arbitrator, statute, rule or otherwise, the remaining provisions of this Agreement will continue in full force and effect. Upon such determination that provision is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

20.       Anti-Money Laundering Program. Service Provider represents and warrants that it has adopted an anti-money laundering program (“AML Program”) that complies with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and any future amendments (the “PATRIOT Act,” and together with the Bank Secrecy Act, the “Act”), the rules and regulations under the Act, and the rules, regulations and regulatory guidance of the SEC, the FINRA or any other applicable self-regulatory organization (collectively, “AML Rules and Regulations”). Service Provider further represents that its AML Program, at a minimum, (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures, and controls that are tailored to its particular business, (5) will include a customer identification program for its institutional customers consistent with the rules under section 326 of the Act, (6) provides for the filing of all necessary anti-money laundering reports including, but not limited to, currency transaction reports and suspicious activity reports, (7) provides for screening all new and existing customers against the Office of Foreign Asset Control (“OFAC”) list and any other government list that is or becomes required under the Act, and (8) allows for appropriate regulators to examine Service Provider’s AML books and records.

21.       Market Timing. Service Provider represents that it has and will maintain policies and procedures to help assist the Fund in the Fund’s enforcement of the Fund’s policy on abusive, excessive frequent trading, or arbitrage activity (“Market Timing”) with the terms of the then current Prospectus and/or statement of additional information of the Fund, including late trading policies applicable to the Shares.

22.       Confidentiality.

(a)       Definitions. In connection with this Agreement, including without limitation the evaluation of new services contemplated by the Parties to be provided by Service Provider under this Agreement, information will be exchanged between Service Provider and Company. Service Provider shall provide information that may include, without limitation, confidential information relating to the Service Provider Products, trade secrets, strategic information, information about systems and procedures, confidential reports, security and technical information, including but not limited to processes, vulnerability scanning reports, SSAE 16 reports, BITS SIG Questionnaire responses, internal IP addresses, and methodology documents, in written and/or verbal form, customer information, vendor and other third party information, financial information including cost and pricing, sales strategies, computer software and tapes, programs, source and object codes, and other information that is provided under circumstances reasonably indicating it is confidential (collectively, the “Service Provider Information”), and Company shall provide information required for Company to use the Services and other information that is provided under circumstances reasonably indicating it is confidential (“Company Information”) (the Service Provider Information and the Company Information collectively referred to herein as the “Information”). Personal information that is exchanged shall also be deemed Information hereunder. “Personal Information” means personal information about an identifiable individual including, without limitation, name, address, contact information, age, gender, income, marital status, finances, health, employment, social security number and trading activity or history. Personal Information shall not include the name, title or business address or business telephone number of an employee of an organization in relation to such individual’s capacity as an employee of an organization.

(b)       Obligations. The receiver of Information (the “Receiver”) shall keep any Information provided by the other party (the “Provider”) strictly confidential and shall not, without the Provider’s prior written consent, disclose such Information in any manner whatsoever, in whole or in part, and shall not duplicate, copy or reproduce such Information, including, without limitation, by means of photocopying or transcribing of voice recording, except in accordance with the terms of this Agreement. The Receiver shall only use the Information as reasonably required to carry out the purposes of this Agreement.

(c)       Disclosure Generally. Service Provider and Company agree that the Information shall be disclosed by the Receiver only to: (i) the employees, agents and consultants of the Receiver and its Affiliates who have a “need to know” such Information in connection with Receiver’s performance or use of the Services, as applicable, and (ii) auditors, counsel, and other representatives of the Receiver and its Affiliates for the purpose of providing assistance to the Receiver in the ordinary course of Receiver’s performance or use of the Services, as applicable; in each case, who have been informed of the confidential nature of the Information and agreed in writing to obligations consistent with this Section 22 (Confidentiality) with respect to such Information. Each Party will take reasonable steps to prevent a breach of its obligations by any employee or third party.

(d)       Compelled Disclosure. If the Receiver or anyone to whom the Receiver transmits the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, then the Receiver will provide the Provider with prompt notice before such Information is disclosed (or, in the case of a disclosure by someone to whom the Receiver transmitted the Information, as soon as the Receiver becomes aware of the compelled disclosure), if not legally prohibited from doing so, so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, then the Receiver will furnish only that portion of the Information which the Receiver is advised by reasonable written opinion of counsel is legally required and will exercise its reasonable efforts to assist the Provider in obtaining a protective order or other reliable assurance that confidential treatment will be accorded to the Information that is disclosed.

(e)       Exceptions. Nothing contained herein shall in any way restrict or impair either Party’s right to use, disclose or otherwise deal with:

i.	Information which at the time of its disclosure is publicly available, by publication or otherwise, or which the Provider publicly discloses either prior to or subsequent to its disclosure to the Receiver;

ii.	Information which the Receiver can show was in the possession of the Receiver, or its parent, subsidiary or affiliated company, at the time of disclosure and which was not acquired, directly or indirectly, under any obligation of confidentiality to the Provider; or

iii.	Information which is independently acquired or developed by the Receiver without violation of its obligations hereunder.

In addition, each employee of the Receiver shall be free to use for any purpose, upon completion of the Services, any general knowledge, skill or expertise that (i) is acquired by such employee in performance of the Services, (ii) remains part of the general knowledge of such employee after access to the tangible embodiment of the Provider’s Information, (iii) does not contain or include any such Information, and (iv) is not otherwise specific to the Provider. Notwithstanding anything in this Agreement to the contrary, aggregated and/or statistical data shall not be considered Company Information hereunder provided that any such data does not specifically identify any of Company’s confidential information.

(f)        Return or Destroy. Upon the termination of an Amendment for any reason, the Parties shall return to each other, or destroy, any and all copies of Information of the other that are in their possession relating to such terminated Amendment, except for any copies reasonably required to maintain such Party’s customary archives or computer back-up procedures, and as otherwise required by applicable law, rule or regulation. Notwithstanding the foregoing, Service Provider shall have the right to keep one copy of such Information as may be reasonably required to evidence the fact that it has provided the Services to Company. In the event that Company requires Service Provider to return any Company Information, Company shall pay Service Provider (at the rates set forth in the applicable

Agreement or Amendment, or, if no such rates are set forth, at Service Provider’s then current charges) for Service Provider’s actual time spent and incidental expenses actually incurred in connection with such return.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

MSCS FINANCIAL SERVICES DIVISION OF BROADRIDGE BUSINESS PROCESS OUTSOURCING, LLC

By:	/s/ Tammy Engle
Name:	Tammy Engle
Title:	Vice President, Operations

NORTHERN LIGHTS DISTRIBUTORS, LLC

By:	/s/ Mike Nielsen
Name:	Mike Nielsen
Title:	Chief Compliance Officer

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Brittany Fahrenkrog
Name:	Brittany Fahrenkrog
Title:	Director

TRIBUTARY FUNDS, INC.

By:	/s/ Brittany Fahrenkrog
Name:	Brittany Fahrenkrog
Title:	Vice President

SCHEDULE A

THE FUNDS

All funds and share classes of the funds advised by Tributary Capital Management, LLC

The Fund administrator is responsible for registering and qualifying the shares for sales in the applicable states.

SCHEDULE B

THE SERVICES

Services provided may include, but are not limited to, some or all of the following:

(A)	processing dividend and distribution payments from the Funds;

(B)	arranging for bank wires;

(C)	responding to routine inquiries from authorized representatives of the Customers relating to Services performed by Service Provider;

(D)	providing sub-accounting with respect to the Shares or the information necessary for sub-accounting;

(E)	if required by law, forwarding shareholder communications from the Funds (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices);

(F)	where Matrix Trust Company, an affiliate of Service Provider, acts as Custodian, forwarding proxy statements and proxies containing any proposals regarding this Agreement or the Customer related hereto;

(G)	processing purchase, exchange and redemption requests with the Funds and placing purchase, exchange and redemption orders with the Funds;

(H)	providing a service that invests the assets of their accounts in the Shares pursuant to specific or pre-authorized instructions;

(I)	establishing and maintaining accounts and records relating to transactions in the Shares;

(J)	assisting the Company and/or the Funds in changing dividend or distribution options, account designations and addresses; and

(K)	other similar services if requested by the Company.

SCHEDULE C
COMPENSATION

Capitalized terms used in this Schedule have the meanings given them in the Agreement to which this Schedule C is annexed.

All share classes subject to the fees outlined below:

Share Class	12b-l Fee	Additional Shareholder Fee	Total Compensation
Institutional	N/A	0.07%	0.07%
Institutional Plus	N/A	0.00%	0.00%